EX-99.28(a)(1)

STATE OF DELAWARE

CERTIFICATE OF TRUST

This Certificate of Trust of ACAP INVESTMENT SERIES TRUST, a statutory trust (the “Trust”) which proposes to register under the Investment Company Act of 1940, as amended (the “1940 Act”), filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.), sets forth the following:

First: The name of the Trust is ACAP INVESTMENT SERIES TRUST.

Second: As required by 12 Del. Code §§ 3807(b) and 3810(a)(1)(b), the name and business address of the Trust’s Registered Agent for Service of Process and the address of the Trust’s Registered Office are:

Registered Agent	Address of the Trust’s Registered Office and Business Address of Registered Agent
National Corporate Research, Ltd.	615 South DuPont Highway Dover, DE 19901 County of Kent, Delaware

The name and business address of the initial trustee of the Trust is as follows:

Name	Business Address
A. Tyson Arnedt	350 Madison Avenue, 9th Floor, New York, New York 10017

Third: The nature of the business or purpose or purposes of the Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the 1940 Act through one or more series of shares of beneficial interest, investing primarily in securities.

Fourth: Notice is given, pursuant to 12 Del. Code § 3804, that the governing instrument of the Trust provides for the creation of one or more series as provided in 12 Del. Code § 3806(b)(2), and separate and distinct records are maintained for such series and the assets associated with each such series are held and accounted for separately from the other assets of the Trust, or any other series thereof, and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

Fifth: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in any manner now or hereafter prescribed by statute.

Sixth: This Certificate of Trust shall become effective immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the initial trustee of ACAP INVESTMENT SERIES TRUST, has duly executed this Certificate of Trust as of this 6th day of July, 2012.

   /s/ A. Tyson Arnedt

A. Tyson Arnedt as Trustee and not individually